Exhibit 99.2

NEWS RELEASE July 19, 2023

Contacts: Dan Schlanger, CFO
Kris Hinson, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

Crown Castle Releases 2022 ESG Report

July 19, 2023 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle" or the "Company") announced today the release of its 2022 Environmental, Social and Governance ("ESG") Report and updates to its ESG website, which can be found at www.crowncastle.com/esg.

"As we provide profitable solutions to connect communities, businesses and people, we are also enabling the data flow that is helping to tackle global sustainability challenges—and doing so through our shared infrastructure model, which is inherently sustainable," stated Jay Brown, Crown Castle's Chief Executive Officer. "I'm proud of the progress we're making toward achieving our goal to be carbon neutral in Scope 1 and 2 emissions by 2025. Through energy reduction initiatives, such as LED tower lighting upgrades, and renewable energy investments, we're already more than half of the way to reaching our goal. Our team remains committed to operating responsibly and ethically as we embrace opportunities to continue to build an inclusive and diverse community and make progress toward our previously established ESG goals."

Crown Castle ESG highlights:

•At year-end 2022, 68% of Crown Castle's annual electricity consumption was sourced under multi-year renewable energy contracts. During the first half of 2023, the Company entered into additional domestic wind and solar contracts which increased its aggregate renewably sourced energy to approximately 85% of estimated 2023 annual electricity consumption.
•As part of Crown Castle's efforts to reduce energy consumption, the Company has converted approximately 60% of its lit towers to energy-efficient LED lighting as of December 31, 2022.
•Crown Castle spent $160 million with diverse suppliers during 2022, which represented 10% of the Company's addressable spend. The Company's efforts to increase spending with diverse suppliers include proactively increasing business with existing diverse suppliers, identifying and assisting diverse suppliers with obtaining certification, and enhancing tools and resources for its decision-makers.

•Crown Castle strives to foster a safe working environment, resulting in a Total Recordable Incident Rate ("TRIR") that is well below both the US average TRIR and the telecommunications industry average TRIR consistently for the past five years.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 85,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on management's current expectations. Such statements include plans, commitments, projections, estimates and expectations regarding (1) our ESG goals, progress made with respect thereto and plans and efforts related thereto, and (2) electricity consumption and consumption reduction plans and investments. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risks that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation."